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                                                                     Exhibit 2.1

                      SEPARATION AND DISTRIBUTION AGREEMENT

         THIS SEPARATION AND DISTRIBUTION AGREEMENT (this "Agreement"), dated as of June 30, 2000 is by and among AUTONATION, INC., a Delaware corporation ("Parent"), and ANC RENTAL CORPORATION, a Delaware corporation and wholly owned subsidiary of Parent (the "Company"). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.

         WHEREAS, Parent's Board of Directors has determined pursuant to one overall integrated plan, (i) to separate the Company, which comprises the Parent's automotive rental businesses and operations (the "Automotive Rental Business"), from Parent's other businesses and operations (the "Separation") and
(ii) to distribute to Parent's stockholders on a tax-free basis all of the outstanding shares of the Company's common stock (the "Distribution");

         WHEREAS, Parent's Board of Directors has determined that it is in the best interests of Parent and its stockholders to consummate the Separation and Distribution (i) to allow Parent to raise additional capital through an increase in its borrowing capacity to pursue its strategic business plan; (ii) to separate management and ownership structures for Parent and Company and provide each party's management with direct incentives and accountability to their respective public investors; and (iii) to enable each party's management team to focus on improving each party's operations thereby maximizing stockholder value over the long term for each of Parent and the Company; and

         WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to such transactions and the relationship of Parent and the Company following the consummation of such transactions.

         NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         For the purpose of this Agreement the following terms shall have the following meanings:

         1.1 "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal or any assertion of any claim by a third party.

         1.2 "Affiliate" of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such


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entity, whether through ownership of voting securities or other interests, by contract or otherwise. Except as otherwise provided herein, the term "Affiliate" shall refer to Affiliates of a person as determined immediately after the Distribution.

         1.3 "Ancillary Agreements" means the Transitional Services Agreement, the Tax Sharing Agreement, the Benefits Agreement, the Reimbursement Agreement, and such additional agreements between Parent and the Company and other related documents as may be necessary to complete the Separation and the Distribution.

         1.4 "ANC Preliminary Equity" means the Intercompany Balance, plus the Company Group's consolidated stockholder's equity as of the Distribution Date, which amount shall include the value of the net assets of International Automotive Group Insurance Company, Ltd. ("IAG"), less a dividend in the amount of the IAG Repayment by IAG to Parent, as further described in Section 2.2(e) hereto.

         1.5      "Applicable Deadline" has the meaning set forth in Section
8.3(b).

         1.6 "Arbitration Act" means the United States Arbitration Act, 9 U.S.C. Sections 1-14, as the same may be amended from time to time.

         1.7      "Arbitration Demand Notice" has the meaning set forth in
Section 8.3(a).

         1.8 "Assets" means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

                  (a) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

                  (b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

                  (c) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

                  (d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;


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                  (e)      all interests in any capital stock or other equity
interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

                  (f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

                  (g) all deposits, letters of credit and performance and surety bonds;

                  (h) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

                  (i) all domestic and foreign copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, trade secrets, other proprietary information and licenses from third Persons granting the right to use any of the foregoing;

                  (j) all computer applications, programs and other software, including operating software, network software, systems documentation and instructions;

                  (k) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vender data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

                  (l) all prepaid expenses, trade accounts and other accounts and notes receivables;

                  (m) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

                  (n) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

                  (o) all licenses (including radio and similar licenses), permits, approvals and authorizations which have been issued by any Governmental Authority;

                  (p) all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and


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                  (q)      all interest rate, currency, commodity or other swap,
collar, cap or other hedging or similar agreements or arrangements.

         1.9 "Benefits Agreement" means the Benefits Agreement, dated as of the date hereof, by and between Parent and the Company.

         1.10 "Code" means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

         1.11     "Commission" means the Securities and Exchange Commission.

         1.12 "Consents" means any consents, waivers or approvals from, or notification requirements to, any third parties.

         1.13     "Company Assets" has the meaning set forth in Section 2.3.

         1.14 "Company Balance Sheet" means the consolidated balance sheet of the Company, including the notes thereto, as of March 31, 2000.

         1.15 "Company Business" means: (a) the Automotive Rental Business, including without limitation, the business and operations of the Company or Affiliates consisting principally of all operations conducted under the name of Alamo, National or CarTemps USA including the rental of automobiles, trucks and other vehicles in the daily rental or replacement market; and (b) any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the Automotive Rental Business as then conducted.

         1.16 "Company Common Stock" means the common stock of the Company, $.01 par value per share, entitled to one vote per share.

         1.17 "Company Contracts" means all contracts and agreements relating to the Company Business to which Parent or any of its Affiliates is a party or by which the Company or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such contract or agreement that is to be retained by Parent or any member of the Parent Group pursuant to any provision of this Agreement or any Ancillary Agreement, including the following:

                  (a) completed and pending acquisition agreements and any supply or vendor or customer contracts or agreements entered into in the name of, or expressly on behalf of, any division, business unit or member of the Company Group;

                  (b) any federal, state and local government and other contract and agreement and any other government contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the Company Group that relates primarily to the Company Business;


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                  (c)      any contract or agreement representing capital or
operating equipment lease obligations reflected on the Company Balance Sheet, including obligations as lessee;

                  (d) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to the Company or any member of the Company Group; and

                  (e) any guarantee, indemnity, representation, warranty or other Liability of any member of the Company Group or the Parent Group in respect of any other Company Contract, any Company Liability or the Company Business (including guarantees of financing incurred by customers or other third parties in connection with purchases of products or services from the Company Business).

         1.18 "Company Group" means the Company, each Subsidiary of the Company and each other Person that will be controlled directly or indirectly by the Company immediately after the Distribution Date.

         1.19     "Company Indemnitees" has the meaning set forth in Section
4.3.

         1.20     "Company Liabilities" has the meaning set forth in Section
2.4.

         1.21     "CPR" means the Center for Public Resources.

         1.22     "Dispute" has the meaning set forth in Section 8.1.

         1.23 "Distribution Agent" means the distribution agent to be appointed by Parent to effect the Distribution.

         1.24     "Distribution Date" means the date determined pursuant to
Section 3.1 on which the Distribution occurs.

         1.25 "Distribution Ratio" means the number of shares of Parent Common Stock that a stockholder must own at the Record Date that will entitle such stockholder to receive one share of Company Common Stock at the Distribution Date.

         1.26 "Distribution Time" means 5:00 p.m., Eastern Standard Time or Eastern Daylight Time (whichever shall be then in effect), on the Distribution Date.

         1.27 "Effective Date" means the date on which the Registration Statement is declared effective by the Commission.

         1.28 "Environmental Law" means any federal, state, local, foreign or international law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common


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law (including tort and environmental nuisance law), legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Authority, now or hereafter in effect relating to health, safety, pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), emissions, discharges, releases or threatened releases of any substance currently or at any time hereafter listed, defined, designated or classified as hazardous, toxic, waste, radioactive or dangerous, or otherwise regulated, under any of the foregoing, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any such substances, including the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act and the Resource Conservation and Recovery Act and comparable provisions in state, local, foreign or international law.

         1.29 "Environmental Liabilities" means all Liabilities relating to, arising out of or resulting from any Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, governmental response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses (including allocated costs of in-house counsel and other personnel), interest, fines, penalties or other monetary sanctions in connection therewith.

         1.30     "Escalation Notice" has the meaning set forth in Section 8.2.

         1.31 "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

         1.32     "Excluded Assets" has the meaning set forth in Section 2.3(b).

         1.33     "Excluded Liabilities" has the meaning set forth in Section
2.4(b).

         1.34     "Exclusive Contingent Gain" has the meaning set forth in
Section 5.3.

         1.35     "Exclusive Contingent Liability" has the meaning set forth in
Section 5.2.

         1.36 "Form 10" means the Registration Statement No. 1-15421 on Form 10 filed by the Company with the Commission to effect the registration of the Company Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended from time to time.

         1.37 "Governmental Approvals" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.


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         1.38     "Governmental Authority" means any federal, state, local,
foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

         1.39 "Group" means any of the Parent Group or the Company Group, as the context requires.

         1.40     "Indemnifying Party" has the meaning set forth in Section
4.4(a).

         1.41     "Indemnitee" has the meaning set forth in Section 4.4(a).

         1.42     "Indemnity Payment" has the meaning set forth in Section
4.4(a).

         1.43 "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

         1.44 "Information Statement" means the information statement to be sent to each holder of Parent Common Stock in connection with the Distribution.

         1.45 "Insurance Policies" means the insurance policies written by insurance carriers unaffiliated with Parent pursuant to which the Company or one or more of its Subsidiaries (or their respective officers or directors) will be insured parties after the Distribution Date.

         1.46     "Insurance Proceeds" means those monies:

                  (a) received by an insured from an insurance carrier unaffiliated with Parent;

                  (b) paid by an insurance carrier unaffiliated with Parent on behalf of the insured;

or

                  (c) received (including by way of set off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including deductibles, reserves and retrospectively rated premium adjustments) and net of any costs or expenses (including allocated costs of in-house counsel and other personnel) paid by such insured or incurred by such insured in the collection thereof.


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         1.47     "Intercompany Balance" means the amount, as of the
Distribution Date, by which the total of all amounts owed to Parent Group by Company Group, exceeds the total of all amounts owed by Parent Group to Company Group.

         1.48 "Letter Ruling" means the private letter ruling dated September 28, 1999, received from the Internal Revenue Service to the effect, among other things, that the Distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Code.

         1.49 "Liabilities" means any and all liabilities, including Environmental Liabilities, OFLs, losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel), whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. The term "Liabilities" does not include Liabilities for Tax covered by the Tax Sharing Agreement.

         1.50 "Maroone Payable" means the amount due to Parent for revenue earning vehicles purchased through Parent's franchised automotive dealerships.

         1.51 "OFLs" mean operating financial liabilities, comprising all liabilities of any Person of a financial nature with third parties existing on the date hereof or entered into or established between the date hereof and the Distribution Date, including any of the following:

                  (a)      foreign exchange contracts;

                  (b)      letters of credit;

                  (c)      guarantees of third party loans to customers;

                  (d) surety bonds (excluding surety for workers' compensation self-insurance);

                  (e) interest support agreements on third party loans to customers;


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                  (f)      performance bonds or guarantees issued by third
parties;

                  (g)      swaps or other derivatives contracts; and

                  (h) recourse arrangements on the sale of receivables or notes.

         1.52 "Parent Business" means (a) the business and operations of the Parent Group, excluding the Company Business; and (b) any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the business and operations set forth in clause (a) above, as then conducted.

         1.53 "Parent Common Stock" means the common stock, $.01 par value per share, of Parent.

         1.54 "Parent Group" means Parent, each Subsidiary of Parent and each other Person that is controlled directly or indirectly by Parent, other than any member of the Company Group.

         1.55     "Parent Indemnitees" has the meaning set forth in Section 4.2.

         1.56 "Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

         1.57 "Prime Rate" means the rate which Citibank, N.A., New York, New York (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

         1.58 "Record Date" means the close of business on the date to be determined by the Parent Board of Directors as the record date for determining stockholders of Parent entitled to receive shares of the Company Common Stock in the Distribution.

         1.59 "Reimbursement Agreement" means the Reimbursement Agreement, dated as of the date hereof, by and between Parent and the Company.

         1.60 "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

         1.61 "Security Interest" means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

         1.62     "Shared Contingent Gain" shall have the meaning set forth in
Section 5.3.

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         1.63     "Shared Contingent Liabilities" shall have the meaning set forth in Section 5.2.

         1.64 "Subsidiary" of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

         1.65 "Tax Sharing Agreement" means the Tax Sharing Agreement, dated as of the date hereof, by and between Parent and the Company.

         1.66     "Tax" has the meaning set forth in the Tax Sharing Agreement.

         1.67     "Third Party Action" has the meaning set forth in Section
4.5(a).

         1.68 "Transitional Services Agreement" means the Transitional Services Agreement, dated as of the date hereof, by and between Parent and the Company.

                                   ARTICLE II
                                 THE SEPARATION

         2.1 THE SEPARATION. Upon the terms and subject to the conditions contained in this Agreement and the Letter Ruling, and the facts and representations submitted to the Internal Revenue Service, Parent and the Company shall effect on or before the Distribution Date the corporate reorganization transactions set forth in the Letter Ruling as part of one overall integrated plan, the effect of which is intended to be (a) the satisfaction of the requirement that the Company and Parent each be engaged in the "active conduct of a trade or business" (as defined in the Code) in order for the Distribution to qualify as a tax-free distribution pursuant to Section 355 of the Code and (b) the tax-free distribution pursuant to Section 355 of the Code by Parent to Parent's stockholders of all of the Company Common Stock.

         2.2      TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES.

                  (a) Effective on or before the Distribution Date, Parent hereby agrees to assign, transfer, convey and deliver to the Company, and agrees to cause each member of the Parent Group to assign, transfer, convey and deliver to the Company, and the Company hereby agrees to accept from Parent and each member of the Parent Group, all of Parent's and Parent Group's respective


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right, title and interest in the Company Assets, if any, not otherwise assigned, transferred, conveyed or delivered to Company in accordance with the Letter Ruling.

                  (b) Effective on or before the Distribution Date, the Company hereby agrees to assume and faithfully to perform and fulfill all of the Company Liabilities, in accordance with their respective terms. The Company shall thereafter be responsible for all of the Company Liabilities, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the date hereof, regardless of where or against whom such Liabilities are asserted or determined (including any Company Liabilities arising out of claims made by Parent's directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the Company Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any member of the Parent Group or the Company Group or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

                  (c) Effective on or before the Distribution Date, the Company hereby agrees to assign, transfer, convey and deliver to the Parent and agrees to cause each member of the Company Group to assign, transfer, convey and deliver to the Parent, and the Parent hereby agrees to accept from Company and each member of the Company Group, all of the Company's and the Company Group's respective right, title and interest in the Excluded Assets, if any, not otherwise assigned, transferred, conveyed or delivered to Parent in accordance with the Letter Ruling.

                  (d) Effective on or before the Distribution Date, Parent hereby agrees to assume and agrees faithfully to perform and fulfill all of the Excluded Liabilities, in accordance with their respective terms. Parent agrees that it shall thereafter be solely responsible for all of the Excluded Liabilities, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the date hereof, regardless of where or against whom such Liabilities are asserted or determined (including any Excluded Liabilities arising out of claims made by the Company's directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Company Group or the Parent Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any member of the Company Group or the Parent Group or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

                  (e) Before the Distribution Date, (i) Parent hereby agrees to repay the total outstanding principal and accrued interest owed to IAG (the "IAG Repayment"), and (ii) Company will borrow from IAG an amount equal to the IAG Repayment and declare and pay a dividend to Parent in the amount of the IAG Repayment.

                  (f) Effective on or before the Distribution Date, Parent and Company hereby agree to use their respective best efforts to have the licenses or leases that currently are in the name of Parent and are listed on
Schedule 2.2(f), assigned or transferred to Company as set forth on


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Schedule 2.2(f), and Company shall assume all duties and obligations under such licenses or leases in full, except as expressly agreed to in writing by Parent.

                  (g) Effective on or before the Distribution Date, Parent and Company hereby agree to use their respective best efforts to assign and transfer to Company the interest rate swaps, caps and floors listed on Schedule 2.2(g). To the extent that Parent cannot, without a guaranty or otherwise unconditionally, assign and transfer the floors listed on Schedule 2.2(g) to Company, Parent will retain swaps listed on Schedule 2.2(g) of sufficient economic value to Parent to offset the economic cost to Parent resulting from the termination of such floors.

                  (h) In the event that at any time or from time to time (whether prior to or after the Distribution Date), any party hereto (or any member of such party's respective Group), shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any Ancillary Agreement, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. However, Parent shall not cause any Company Asset to be transferred prior to the Distribution Date without the written consent of the Company. Before any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.

         2.3      COMPANY ASSETS AND EXCLUDED ASSETS.

                  (a) For purposes of this Agreement, "Company Assets" shall mean (without duplication):

                            (i) any and all Assets that are set forth in this Agreement or any Ancillary Agreement as Assets to be transferred to the Company or any other member of the Company Group;

                           (ii) any and all Company Contracts (including any consideration subject to off-set thereunder);

                          (iii) all issued and outstanding shares of capital stock of the Subsidiaries of Parent listed on Schedule 2.3(a)(iii) hereto;

                           (iv) any and all Assets reflected in the Company Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Company Balance Sheet; and

                            (v) any and all Assets owned or held immediately prior to the Distribution Date by Parent or any of its Subsidiaries that are used primarily in the Company Business. The intention of this clause (v) is only to rectify any inadvertent omission of transfer or conveyance of any Assets that, had the parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Company Asset. No Asset shall be deemed to be a Company Asset solely as a result of this clause (v) if such Asset is within


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         the category or type of Asset expressly owned by Parent as a result of transactions pursuant to Section 2.1 or the subject matter of an Ancillary Agreement. In addition, no Asset shall be deemed a Company Asset solely as a result of this clause (v) unless a claim with respect thereto is made by the Company on or prior to the first anniversary of the Distribution Date.

Notwithstanding the foregoing, the Company Assets shall not in any event include the Excluded Assets referred to in Section 2.3(b) below.

                  (b) For the purposes of this Agreement, "Excluded Assets" shall mean any and all Assets that are set forth in this Agreement or any Ancillary Agreement as Assets to be retained by Parent or any other member of the Parent Group.

         2.4      COMPANY LIABILITIES AND EXCLUDED LIABILITIES.

                  (a) For the purposes of this Agreement, "Company Liabilities" shall mean (without duplication):

                            (i) any and all Liabilities that are set forth in this Agreement or any Ancillary Agreement as Liabilities to be assumed by the Company or any member of the Company Group, including without limitation those Liabilities set forth on Schedule 2.4(a)(i) hereto, and all agreements, obligations and Liabilities of any member of the Company Group under this Agreement or any of the Ancillary Agreements;

                           (ii) all Liabilities, other than Taxes dealt with in the Tax Sharing Agreement, whether arising before, on or after the Distribution Date, including any employee-related Liabilities and Environmental Liabilities, relating to, arising out of or resulting from:

                                    (A)      the operation of the Company
                  Business, as conducted at any time prior to, on or after the Distribution Date, including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative, whether or not such act or failure to act is or was within such Person's authority;

                                    (B)      the operation of any business
                  conducted by any member of the Company Group at any time after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or other representative of the Company Group (whether or not such act or failure to act is or was within such Person's authority)); or

                                    (C)      any Company Assets (including any
                  Company Contracts and any real property and leasehold interests);

                          (iii) all other Liabilities of any member of the Company Group, including those liabilities reflected as liabilities or obligations of the Company in the Company Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Company Balance Sheet.

Notwithstanding the foregoing, the Company Liabilities shall not include the Excluded Liabilities referred to in Section 2.4(b) below.

                  (b) For the purposes of this Agreement, "Excluded Liabilities" shall mean (i) any and all Liabilities that are set forth in this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by Parent or any other member of the Parent Group, (ii) all agreements and obligations of any member of the Parent Group under this Agreement or any of the Ancillary Agreements and (iii) all Liabilities relating to, arising out of or resulting from the Parent Business.

                  (c) On the Distribution Date, Parent will contribute to the Company the Intercompany Balance, except that on and as of the Distribution Date the Company shall be obligated to make the following payment to Parent as a set-off or reduction of such Intercompany Balance:

                            (i) The amount equal to the sum of items (A) through (F) below, less the sum of items (G) and (H) below (the "ANC Equity Adjustment") which Company shall repay to Parent on the Distribution Date from the proceeds of certain debt financing to be received by the Company on such date:

                                    (A)      An amount equal to the amount by
                  which the Maroone Payable exceeds $65.0 million;

                                    (B)      The amount, as of the Distribution
                  Date, of any vehicle fleet financing funded by Parent with respect to CarTemps USA, which has been advanced to Company by Parent, but which has not been repaid by Company, which amount was equal to $0 at May 31, 2000;

                                    (C)      The amount, as of the Distribution
                  Date, of any of Company's summer fleet over-collateralization, as set forth in Schedule 2.4(c)(i)(C), funded by Parent, which has been advanced to Company by Parent, but which has not been repaid by Company, which amount was equal to $45.0 million at May 31, 2000;

                                    (D)      $32.2 million, representing funds
                  advanced by Parent to repay the Company's working capital lines of credit from Citibank International, N.A.;

                                    (E)      $255.0 million, representing funds
                  advanced by Parent to Company to allow Company to repay certain fleet letters of credit; and

                                    (F)      $10.0 million, representing funds
                  advanced by Parent to Company with respect to fees paid to Lehman Brothers in connection with certain debt financing.

         The foregoing amounts shall be reduced by the sum of the following:

                                    (G)      $200.0 million, representing the
                  capital contribution of $200.0 million from Parent to Company made in connection with the Distribution, $180.0 million of which was made in February 2000;

                                    (H)      the amount by which the Maroone
                  Payable is less than $65.0 million; and

                                    (I)      the amount received by the Company
                  upon the sale of the former National headquarters in Minneapolis and the "1401" building in Fort Lauderdale (to the extent those sales are closed prior to the Distribution Date and the proceeds thereof were added to the Intercompany Balance prior to this adjustment), and

                           (ii) The amount by which the ANC Preliminary Equity, as adjusted to account for the ANC Equity Adjustment ("ANC Adjusted Equity"), exceeds $851.0 million at the Distribution Date, which Company shall repay to Parent on the Distribution Date from the proceeds of certain debt financing to be received by the Company on such date, provided, however, that if ANC Adjusted Equity is less than $851.0 million at the Distribution Date, then Parent will contribute to Company an amount equal to the amount by which ANC Adjusted Equity is less than $851.0 million at the Distribution Date.

                                    On the Distribution Date, as Parent's and
         the Company's books and records may not be final and complete as to transactions occurring through to the Distribution Date, Parent shall prepare and provide an estimate to the Company of the amount of the payment to Parent which is owed as a set-off or reduction of such Intercompany Balance in accordance with the foregoing and the Company's payment to Parent in accordance with the foregoing shall be made based on Parent's estimate on the Distribution Date. On or before the date that is thirty (30) days following the Distribution Date, Parent shall prepare and provide a final calculation to the Company of the amount of such payment. Within five (5) days after delivery of such final calculation, Parent shall pay to the Company the amount of the difference between the estimated payment amount made as of the Distribution Date minus the final calculation amount to the extent that the estimated payment amount is greater than the final calculation amount, or, alternatively, the Company shall pay to Parent the amount of the difference between the final calculated amount minus the estimated payment amount to the extent that the final calculated amount is greater than the estimated amount. If the Company disputes any determination by Parent of either the estimated amount prepared as of the Distribution Date or the final calculation amount prepared within thirty days thereafter, then within the five day period after Parent's delivery of the final calculation amount, the parties shall submit any such unresolved dispute to Arthur Andersen LLP for prompt resolution within five days following submission of the dispute to it, and the parties agree to be bound by Arthur Andersen LLP's resolution of such dispute.

         2.5      TERMINATION OF AGREEMENTS.

                  (a) Except as set forth in Section 2.5(b), in furtherance of the releases and other provisions of Section 4.1 hereof, the Company and each member of the Company Group, on the one hand, and Parent and each member of the Parent Group, on the other hand, hereby agrees to terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among the Company and/or any member of the Company Group, on the one hand, and Parent and/or any member of the Parent Group, on the other hand, on or before the Distribution Date; provided, however, that to the extent any such agreement, arrangement, commitment or understanding is inconsistent with any Ancillary Agreement, such termination shall be effective as of the date of effectiveness of the applicable Ancillary Agreement. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Date (or, to the extent contemplated by the proviso to the immediately preceding sentence, after the effective date of the applicable Ancillary Agreement). Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

                  (b) The provisions of Section 2.5(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument set forth in this Agreement or any Ancillary Agreement to be entered into by any of the parties hereto or any of the members of their respective Groups); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.5(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and their respective Affiliates is a party (it being understood that to the extent that the rights and obligations of the parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute Company Assets or Company Liabilities, they shall be assigned pursuant to Section 2.2);
(iv) any intercompany accounts payable or accounts receivable accrued as of the Distribution Date that are reflected in the books and records of the parties or otherwise documented in writing in accordance with past practices; and (v) any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreement states will survive the Distribution Date.

         2.6 DOCUMENTS RELATING TO OTHER TRANSFERS OF ASSETS AND ASSUMPTIONS OF LIABILITIES.

                  (a) Company Assets and Company Liabilities. In furtherance of the assignment, transfer and conveyance of the Company Assets and the assumption of the Company Liabilities set forth in Section 2.2 (a) and (b), simultaneously with the execution and delivery hereof or as promptly as practicable thereafter, (i) Parent shall execute and deliver, and shall cause each member of the Parent Group to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Parent's, and Parent Group's right, title and interest in and to Company Assets to the Company and (ii) the Company shall execute and deliver, to Parent and Parent Group such bills of sale, stock powers, certificates of title, assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Company Liabilities by the Company.

                  (b) Excluded Assets and Excluded Liabilities. In furtherance of the assignment, transfer and conveyance of the Excluded Assets and the Excluded Liabilities set forth in Section 2.2 (c) and (d), simultaneously with the execution and delivery hereof or as promptly as practicable thereafter, (i) the Company shall execute and deliver, and shall cause each member of the Company Group to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of the Company's and the Company Group's right, title and interest in and to the Excluded Assets to Parent and (ii) Parent shall execute and deliver, to the Company and the Company Group such bills of sale, stock powers, certificates of title, assumptions of contracts and other instruments as and to the extent necessary to evidence the valid and effective assumption of Excluded Liabilities by Parent.

         2.7 OTHER ANCILLARY AGREEMENTS. Effective on or before the Distribution Date, each of Parent and the Company shall execute and deliver each of the following Ancillary Agreements:

                  (a)      the Transitional Services Agreement;

                  (b)      the Tax Sharing Agreement;

                  (c)      the Benefits Agreement; and

                  (d)      the Reimbursement Agreement.

         2.8      DISCLAIMER OF REPRESENTATIONS AND WARRANTIES.

                  (a) Each of Parent (on behalf of itself and each member of the Parent Group) and the Company (on behalf of itself and each member of the Company Group) understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, is representing or warranting in any way as to
(i) the Assets, businesses or Liabilities transferred or assumed as contemplated hereby or thereby, (ii) any consents or approvals required in connection therewith, (iii) the value of, or freedom from any Security Interests of, or any other matter concerning, any Assets of such party, or as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any party, or (iv) as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein or in any Ancillary Agreement, all such Assets are being transferred on an "as is," "where is" basis (and, in the case of any real property, by means of a quitclaim or similar form of deed or conveyance) and the respective transferees shall bear the economic and legal risks that any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest.

         2.9      GOVERNMENTAL APPROVALS AND CONSENTS.

                  (a) Each of Parent and the Company shall use their reasonable best efforts to obtain the Governmental Approvals and Consents as set forth on Schedule 2.9(a) required to assign, transfer, convey and deliver the Company Assets to the Company and the Excluded Assets to Parent.

                  (b) If and to the extent that the valid, complete and perfected transfer or assignment (or novation of any federal government contract) to the Company Group of any Company Assets (or from the Company Group of any Excluded Assets) would be a violation of applicable laws or require any Consent or Governmental Approval in connection with the Separation or the Distribution, then, unless Parent shall otherwise determine, the transfer or assignment to or from the Company Group, as the case may be, of such Company Assets or Excluded Assets, respectively, shall be automatically deemed deferred and any such purported transfer or assignment shall remain pending until such time as all legal impediments are removed and/or such Consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, such Asset shall be deemed a Company Asset for purposes of determining whether any Liability is a Company Liability.

                  (c) If the transfer or assignment of any Assets intended to be transferred or assigned hereunder is not consummated prior to or at the Distribution Date, whether as a result of the provisions of Section 2.9(b) or for any other reason, then the Person retaining such Asset shall thereafter hold such Asset for the use and benefit, insofar as reasonably possible, of the Person entitled thereto (at the expense of the Person entitled thereto). In addition, the Person retaining such Asset shall take such other actions as may be reasonably requested by the Person to whom such Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Company Assets or such Excluded Assets, as the case may be, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Assets, are to inure from and after the Distribution Date to the Company Group or the Parent Group, as the case may be.

                  (d) If and when the Consents and/or Governmental Approvals, the absence of which caused the deferral of transfer of any Asset pursuant to Section 2.9(b), are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

                  (e) The Person retaining an Asset due to the deferral of the transfer of such Asset pursuant to Section 2.9(b) or otherwise, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by the Person entitled to the Asset, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset.

         2.10     NOVATION OF ASSUMED COMPANY LIABILITIES.

                  (a) Each of Parent and the Company, at the request of the other, shall use its reasonable efforts to obtain, or to cause to be obtained, any Consent or Governmental Approval required to novate (including with respect to any Governmental Authority contract) or assign all Company Liabilities, or to obtain in writing the unconditional release of all parties to such Company Liabilities other than any member of the Company Group, so that, in any such case, the members of the Company Group will be solely responsible for such Liabilities; provided, however, that none of Parent or the Company shall be obligated to pay any consideration therefor to any third party from whom such Consents or Governmental Approvals are requested other than filing and other fees required by applicable law.

                  (b) If Parent and the Company are unable to obtain, or to cause to be obtained, any such required Consent or Governmental Approval, the applicable member of the Parent Group, as the case may be, shall continue to be bound by such Company Liability and, unless not permitted by law or the terms thereof, the Company shall, as agent or subcontractor for Parent, or such other Person, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of Parent, or such other Person, as the case may be, thereunder from and after the date hereof, and the Company shall indemnify each Parent Indemnitee and hold each of them harmless against any Liabilities arising in connection therewith. Parent shall, without further consideration, pay and remit, or cause to be paid or remitted, to the Company promptly all money, rights and other consideration received by it or any member of Parent Group in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such Consent or Governmental Approval shall be obtained or such Liability shall otherwise become assignable or able to be novated, Parent shall thereafter assign, or cause to be assigned, such Liability or any rights or obligations of any member of Parent Group to the Company or to another member of the Company Group specified by the Company without payment of further consideration and the Company shall assume, or shall cause such other member of the Company Group to assume, without the payment of any further consideration, such Liability.

         2.11     NOVATION OF ASSUMED LIABILITIES OTHER THAN COMPANY
                  LIABILITIES.

                  (a) Each of Parent and the Company at the request of the other, shall use their best efforts to obtain, or to cause to be obtained, any Consent or Governmental Approval required to novate (including with respect to any Governmental Authority Contract) or assign all Liabilities of any nature whatsoever that do not constitute Company Liabilities, or to obtain in writing the unconditional release of all parties to such Liabilities other than any member of the Parent Group, so that, in any such case, the members of the Parent Group will be solely responsible for such Liabilities; provided, however, that none of Parent and the Company shall be obligated to pay any consideration therefor to any third party from whom such consents, approvals, substitutions and amendments are requested other than filing fees required by applicable law.

                  (b) If Parent and the Company are unable to obtain, or to cause to be obtained, any such required Consent or Governmental Approval, the applicable member of the Company Group shall continue to be bound by such Excluded Liability and, unless not permitted by law or the terms thereof, Parent shall cause a member of the Parent Group, as agent or subcontractor for such member of the Company Group, to pay, perform and discharge fully all the obligations or other Liabilities of such member of the Company Group thereunder from and after the date hereof, and Parent shall indemnify each Company Indemnitee and hold each of them harmless against any Liabilities arising in connection therewith. The Company shall cause each member of the Company Group without further consideration, to pay and remit, or cause to be paid or remitted, to Parent or to another member of the Parent Group specified by Parent, promptly all money, rights and other consideration received by it or any member of the Company Group in respect of such performance. If and when any such Consent or Governmental Approval shall be obtained or such Liability shall otherwise become assignable or able to be novated, the Company shall promptly assign, or cause to be assigned, such Liability or any rights or obligations of any member of the Company Group to Parent or to another member of the Parent Group specified by Parent without payment of further consideration and Parent, without the payment of any further consideration shall, or shall cause such other member of the Parent Group to, assume such Liability.

                                   ARTICLE III
                                THE DISTRIBUTION

         3.1      THE DISTRIBUTION.

                  (a) Subject to Section 3.3 hereof, Parent and the Company will take all reasonable steps necessary and appropriate to cause all conditions to the Distribution to be satisfied and to effect the Distribution. The Parent's Board of Directors will have the sole discretion to determine the Distribution Date, and Parent will consummate the Distribution subject to the satisfaction or waiver by the Parent's Board, in its sole discretion, of the conditions set forth in Section 3.3.

                  (b) On or prior to the Distribution Date, Parent will deliver to the Distribution Agent for the benefit of holders of record of Parent Common Stock on the Record Date, stock certificates, endorsed by Parent in blank, representing all of the outstanding shares of the Company

Common Stock then owned by Parent or any member of the Parent Group, and shall cause the transfer agent for the shares of Parent Common Stock to instruct the Distribution Agent to distribute on the Distribution Date the appropriate number of such shares of the Company Common Stock to each such holder or designated transferee or transferees of such holder.

                  (c) Subject to Section 3.4, each holder of Parent Common Stock (or such holder's designated transferee or transferees) on the Record Date (or such holder's designated transferee or transferees) will be entitled to receive in the Distribution that number of shares of such Company Common Stock (rounded down to the nearest whole share) equal to that number of shares of Parent Common Stock owned by a stockholder on the Record Date divided by a number equal to the Distribution Ratio established by Parent's Board, with all fractional amounts rounded down to the nearest whole number.

         3.2      ACTIONS PRIOR TO THE DISTRIBUTION.

                  (a) The Company and Parent agree that prior to the Distribution Date, none of the parties will take, or permit any of its Affiliates to take, any action which reasonably could be expected to prevent the Distribution from qualifying as a tax-free distribution to Parent and Parent's stockholders pursuant to Section 355 of the Code or that is inconsistent with any representation of fact or submission made by Parent in connection with or in the Letter Ruling. The parties will also take any reasonable actions necessary in order for the Distribution to qualify as a tax-free distribution to Parent and Parent's stockholders pursuant to Section 355 of the Code.

                  (b) Parent and the Company shall prepare and the Company shall file with the Commission the Form 10, which shall include or incorporate by reference the Information Statement, which shall set forth appropriate disclosure concerning the Company and the Distribution. Parent and the Company shall use reasonable efforts to cause the Form 10 to become effective under the Exchange Act as soon as practicable. After the Form 10 has become effective, Parent shall mail the Information Statement to the holders of Parent Common Stock as of the Record Date.

                  (c) Parent and the Company shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States, and any comparable laws that may be applicable under any foreign jurisdiction, in connection with the Distribution.

                  (d) Parent and the Company shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.3 (subject to Section 3.3(d)) to be satisfied and to effect the Distribution on the Distribution Date.

                  (e) The Company shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the Company Common Stock to be distributed in the Distribution on the Nasdaq National Market, subject to official notice of distribution.

                  (f) Parent shall distribute to each of its stockholders, as of the Record Date, any information which may be required to be filed by Parent's stockholders pursuant to the Code or the Regulations promulgated thereunder.

                  (g) Parent shall prepare the information required by Treasury Regulation Section 1.355-5(b) to be attached to the tax returns of Parent's stockholders as of the Record Date and any other information required by the Code or Regulations thereunder, and shall distribute such information (or cause such information to be distributed), along with any other information Parent deems advisable, to such stockholders no later than sixty (60) days after the Distribution Closing Date.

         3.3 CONDITIONS TO DISTRIBUTION. Parent shall consummate the Distribution no later than July 31, 2000 subject to the satisfaction, or waiver by the Parent's Board in its sole discretion, of the conditions set forth below:

                  (a) the Letter Ruling shall continue in effect that, among other things, the Distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Code and the Distribution by Parent of Company Common Stock to stockholders of Parent will not result in recognition of any income, gain or loss for federal income tax purposes to Parent or Parent's stockholders.

                  (b) the Form 10 shall have become effective under the Exchange Act;

                  (c) the Company Common Stock to be delivered in the Distribution shall have been approved for listing on Nasdaq, subject to official notice of issuance;

                  (d) The Parent's Board of Directors shall be satisfied that the Distribution will be made out of surplus within the meaning of Section 170 of the General Corporation Law of the State of Delaware;

                  (e) Parent's Board of Directors shall have approved the Distribution and shall not have abandoned, deferred or modified the Distribution at any time prior to the Record Date;

                  (f) the separation of assets and liabilities referred to in Section 2.1 of this Agreement shall have been effected;

                  (g) the Company's certificate of incorporation (the "Restated Company Charter") and bylaws, in substantially the same forms attached as Exhibits A and B, respectively, hereto shall be in effect;

                  (h) each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto;

                  (i) any material Governmental Approvals and Consents necessary to consummate the Distribution shall have been obtained and be in full force and effect;

                  (j) the credit facilities pertaining to the Company shall have been restructured or assigned to the satisfaction of the Parent, and Parent shall have been released from all guaranties and other obligations relating to the Company Business and the Company's credit facilities, medium term notes, commercial paper programs and other indebtedness except Parent shall continue its guarantee as reflected on the Reimbursement Agreement;

                  (k) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of Parent shall have occurred or failed to occur that prevents the consummation of the Distribution; and

                  (l) no other events or developments shall have occurred that, in the judgment of the Parent's Board, would result in the Distribution having a material adverse effect on Parent or on the stockholders of Parent or if the Parent Board determines that the Distribution would not be in the best interests of Parent or the stockholders of Parent.

The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent's Board of Directors to waive or not waive any such condition.

         3.4 FRACTIONAL SHARES. As soon as practicable after the Distribution Date, Parent shall direct the Distribution Agent to determine the number of whole shares and fractional shares of the Company Common Stock allocable to each holder of record or beneficial owner of Parent Common Stock as of the Record Date, to aggregate all such fractional shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each such beneficial owner, in lieu of any fractional share, such holder's or owner's ratable share of the proceeds of such sale, without interest, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. Parent and the Distribution Agent shall use their reasonable best efforts to aggregate the shares of Parent Common Stock that may be held by any beneficial owner thereof through more than one account in determining the fractional share allocable to such beneficial owner.

         3.5 COMPANY BOARD OF DIRECTORS. Parent and the Company shall each take all actions which may be required to elect or otherwise appoint as directors of the Company, on or prior to the Distribution Date, persons to be designated by the Company's Board of Directors as additional or substitute members of the Board of Directors of the Company on the Distribution Date.

         3.6 TERMINATION OF OBLIGATIONS UNDER THIS ARTICLE III. Except as provided in Article X, the obligations of the Company and Parent under this
Article III, or under any other
provision of this Agreement relating to the Distribution or the Letter Ruling shall terminate on the earliest occurrence of any of the following:

                  (a)      the revocation of the Letter Ruling;

                  (b) action being taken by Parent or the Company that would prevent a distribution of Company Common Stock from qualifying as a tax-free distribution to Parent and Parent's stockholders under Section 355 of the Code;

                  (c)      the mutual consent of Parent and the Company; or

                  (d) the failure of the Distribution Date to occur on or prior to July 31, 2000.

                                   ARTICLE IV
                        MUTUAL RELEASES; INDEMNIFICATION

         4.1      RELEASE OF PRE-CLOSING CLAIMS.

                  (a) Except as provided in Section 4.1(c), effective as of the Distribution Date, the Company does hereby, for itself and each other member of the Company Group, their respective Affiliates (other than any member of the Parent Group), successors and assigns, and all Persons (other than any member of the Parent Group) who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Company Group (in each case, in their respective capacities as such), remise, release and forever discharge Parent, the members of the Parent Group, its respective Affiliates (other than any member of the Company Group), successors and assigns, and all Persons (other than any member of the Company Group) who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement any of the Separation and the Distribution.

                  (b) Except as provided in Section 4.1(c), effective as of the Distribution Date, Parent does hereby, for itself and each other member of the Parent Group, its respective Affiliates (other than any member of the Company Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Parent Group, in each case, in their respective capacities as such, remise, release and forever discharge the Company, the respective members of the Company Group, their respective Affiliates (other than any member of the Parent Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Company Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Separation and the Distribution.

                  (c) Nothing contained in Section 4.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.5(b), in each case in accordance with its terms. In addition, nothing contained in Section 4.1(a) or (b) shall release any Person from:

                            (i) any Liability provided in or resulting from any agreement among any members of the Parent Group or the Company Group that is specified in Section 2.5(b) or any other Liability specified in such Section 2.5(b);

                           (ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

                          (iii)     any Liability for the sale, lease,
         construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group prior to the Distribution Date;

                           (iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of another Group;

                            (v) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article IV and, if applicable, the appropriate provisions of the Ancillary Agreements; or

                           (vi) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1; provided that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 4.1, but for the provisions of this clause (vi).

                  (d) The Company shall not make, and shall not permit any member of the Company Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent, or any member of the Parent Group or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Parent shall not, and shall not permit any member of the Parent Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the Company or any member of the Company Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

                  (e) It is the intent of each of Parent and the Company by virtue of the provisions of this Section 4.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, whether or not such acts, events or conditions are deemed or alleged to be within the control of Parent, or any member of the Parent Group, or of the Company, or any member of the Company Group, between or among the Company or any member of the Company Group, on the one hand, and Parent, or any member of the Parent Group, on the other hand, including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date, whether or not related to the Separation or the Distribution, except as expressly set forth in
Section 4.1(c). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

         4.2 INDEMNIFICATION BY COMPANY. Except as provided in Section 4.4, the Company shall indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Parent Indemnitees"), from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

                  (a) the failure of the Company or any other member of the Company Group or any other Person to pay, perform or otherwise promptly discharge any Company Liabilities, or any of the Company Contracts in accordance with their respective terms, whether prior to or after the Distribution Date or the date hereof;

                  (b) the Company Business, any Company Liability, any Exclusive Contingent Liability of the Company or any Company Contract; and

                  (c) any breach by the Company or any member of the Company Group of this Agreement or any of the Ancillary Agreements.

                  (d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to any information in the Information Statement, or any prospectus contained therein, or any amendment or supplement to such Information Statement or prospectus, based upon our or in conformity with information furnished in writing to Parent by or on behalf of the Company which related to the Company, the Company's business, its operations or its relationship with Parent.

         4.3 INDEMNIFICATION BY PARENT. Except as provided in Section 4.4, Parent shall indemnify, defend and hold harmless the Company, each member of the Company Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Company Indemnitees"), from and against any and all Liabilities of the Company Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

                  (a) the failure of Parent or any other member of the Parent Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liability or any Liabilities of the Parent Group other than the Company Liabilities, whether prior to or after the Distribution Date or the date hereof;

                  (b) the Parent Business, any Excluded Liability, any Exclusive Contingent Liability of Parent or any Liability of the Parent Group other than the Company Liabilities;

                  (c) any breach by Parent or any member of the Parent Group of this Agreement or any of the Ancillary Agreements; and

                  (d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to any information in the Information Statement, or any prospectus contained therein, or any amendment or supplement to such Information Statement or prospectus, based upon our or in conformity with information furnished in writing to the Company by or on behalf of Parent which related to Parent, Parent's business, its operations or its relationship with the Company.

         4.4 INDEMNIFICATION OBLIGATIONS NET OF INSURANCE PROCEEDS AND OTHER AMOUNTS.

                  (a) The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any party (an "Indemnifying Party") is required to pay to any Person entitled to indemnification hereunder (an "Indemnitee") will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Liability. If an Indemnitee receives a payment (an "Indemnity Payment") required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

                  (b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement or any Ancillary Agreement shall obligate any member of any Group to seek to collect or recover any Insurance Proceeds.

         4.5      PROCEDURES FOR INDEMNIFICATION OF THIRD PARTY ACTIONS.

                  (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or the Company Group of any Action (collectively, a "Third Party Action") with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to
Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within 20 days after becoming aware of such Third Party Action. Any such notice shall describe the Third Party Action in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee to give notice as provided in this Section 4.5(a) shall not relieve the Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

                  (b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Action. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of such Third Party Action so requires), the Indemnifying Party shall notify the Indemnitee of its election to assume responsibility for defending such Third Party Action, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Action, such Indemnitee shall have the right to employ separate counsel and to participate reasonably in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee; provided, however, that such fees and expenses of separate counsel shall be paid by the Indemnifying Party if in the reasonable judgment of such Indemnitee a conflict of interest would arise from the use by the Indemnifying Party of its proposed counsel in the defense of the Third Party Action. With respect to any such Third Party Action assumed by the Indemnifying Party, the parties agree to provide each other with all material information that they request relating to the handling of such matter.

                  (c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Action, or fails to notify an Indemnitee of its election as provided in Section 4.5(b), such Indemnitee may defend such Third Party Action at the cost and expense (including allocated costs of in-house counsel and other personnel) of the Indemnifying Party.

                  (d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Action in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Action without the consent of the Indemnifying Party which shall not be unreasonably withheld.

                  (e)      Notwithstanding anything to the contrary in this
Section 4.5, the Indemnifying Party shall have no right to settle or compromise any Action for which it has assumed the defense of (i) to the extent the settlement or compromise provides for any injunctive or other equitable relief against the Indemnified Party or otherwise provides for any continuing obligations of any nature against the Indemnified Party or loss of rights of the Indemnified Party, and (ii) unless such settlement or compromise includes an unconditional release of the Indemnified Party from all liability arising out of such action and does not include a statement as to an admission of fault, culpability or failure to act by or on behalf of the Indemnified Party.

                  (f) The provisions of this Section 4.5 and Section 4.6 shall not apply to Taxes, which are covered by the Tax Sharing Agreement.

         4.6      ADDITIONAL MATTERS.

                  (a) Any claim on account of a Liability, which does not result from a Third Party Action, shall be asserted by written notice given by an Indemnitee to an Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

                  (b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Action, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Action against any claimant or plaintiff asserting such Third Party Action or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense (including allocated costs of in-house counsel and other personnel) of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

                  (c) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys' fees, experts' fees and all other external expenses, and the allocated costs of in-house counsel and other personnel), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

         4.7 REMEDIES CUMULATIVE. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

         4.8 SURVIVAL OF INDEMNITIES. The rights and obligations of each of Parent and the Company and their respective Indemnitee under this Article IV shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

                                    ARTICLE V
                   CONTINGENT LIABILITIES AND CONTINGENT GAINS

         5.1 CONTINGENT CLAIMS COMMITTEE. The Company and Parent shall establish a Contingent Claims Committee, comprising one representative designated from time to time by each of Parent and the Company, which Committee shall establish procedures to resolve disagreements among the parties as to contingent gains and contingent liabilities.

         5.2 SHARED CONTINGENT LIABILITIES. The Company and Parent will have the exclusive responsibility for any contingent liability that relates to the Company Business or the Parent Business, respectively, or is expressly assigned to the Company or Parent pursuant to this Agreement or any Ancillary Agreement, respectively, including, but not limited to, those contingent liabilities listed on Schedule 5.2 to this Agreement (an "Exclusive Contingent Liability"). The parties shall share responsibility for any contingent liabilities that are not Exclusive Contingent Liabilities (a "Shared Contingent Liability"). With respect to any Shared Contingent Liability, the responsibility therefor shall be allocated one-half to each of the Company and the Parent, or on such other methodology to be established by the Contingent Claims Committee. Parent will assume the defense of, and may seek to settle or compromise, any Third Party Action that is a Shared Contingent Liability, and the Company and Parent shall share the costs and expenses thereof.

         5.3 CONTINGENT GAINS. The Company and Parent will have the exclusive right to any benefit received with respect to any contingent gain that primarily relates to the business of, or that is expressly assigned to, the Company or Parent, respectively (an "Exclusive Contingent Gain"). Each of the Company and Parent will have sole and exclusive authority to manage, control and otherwise determine all matters whatsoever with respect to an Exclusive Contingent Gain that primarily relates to its respective business. The parties will share any benefit that may be received from any contingent gain other than any Exclusive Contingent Gain (a "Shared Contingent Gain") equally between the Company and the Parent, or on such other methodology to be established by the Contingent Claims Committee. Parent will have the sole and exclusive authority to manage, control and otherwise determine all matters whatsoever with respect to any Shared Contingent Gain. Parent may elect not to pursue any Shared Contingent Gain for any reason whatsoever, including a different assessment of the merits of any action, claim or right or any business reasons that are in the best interest of Parent without regard to the best interests of the Company, and Parent will have no liability to any Person, including the Company, as a result of any such determination.


                                   ARTICLE VI
                                INSURANCE MATTERS

         6.1      SUCCESSORS-IN-INTEREST RIGHTS.

                  (a) Except as otherwise provided in any Ancillary Agreement, the parties intend by this Agreement that the Company and each other member of the Company Group be successors-in-interest to all rights that any member of the Company Group may have as of the Distribution Date as a subsidiary, affiliate, division or department of Parent prior to the Distribution Date under any policy of insurance issued to Parent by any insurance carrier unaffiliated with Parent or under any agreements related to such policies executed and delivered prior to the Distribution Date, including any rights such member of the Company Group may have, as an insured or additional named insured, subsidiary, affiliate, division or department, to avail itself of any such policy of insurance or any such agreements related to such policies as in effect prior to the Distribution Date. At the request of the Company, Parent shall take all reasonable steps, including the execution and delivery of any instruments, to effect the foregoing; provided, however, that Parent shall not be required to pay any amounts, waive any rights or incur any Liabilities in connection therewith.

                  (b) Except as otherwise contemplated by any Ancillary Agreement, after the Distribution Date, none of Parent or the Company or any member of their respective Groups shall, without the consent of the other, provide any such insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of any member of the other Group thereunder; provided, however, that the foregoing shall not (i) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (ii) require any member of any Group to pay any premium or other amount or to incur any Liability, or (iii) require any member of any

Group to renew, extend or continue any policy in force. Each of the Company and Parent will share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion.

         6.2 NO ASSIGNMENT. This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Parent Group in respect of any Insurance Policy or any other contract or policy of insurance.

         6.3 NO LIABILITY. The Company does hereby, for itself and each other member of the Company Group, agree that no member of the Parent Group or any Parent Indemnitees shall have any Liability to the Company or to any other member of the Company Group whatsoever as a result of the insurance policies and practices of Parent and its Affiliates as in effect at any time prior to the Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

         6.4 ADDITIONAL INSURANCE. Nothing in this Agreement shall be deemed to restrict any member of the Company Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

                                   ARTICLE VII
                    EXCHANGE OF INFORMATION; CONFIDENTIALITY

         7.1      AGREEMENT FOR EXCHANGE OF INFORMATION; ARCHIVES.

                  (a) Each of Parent and the Company, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party, including under applicable securities or tax laws by a Governmental Authority having jurisdiction over the requesting party,
(ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, or (iii) to comply with its obligations under this Agreement, any Ancillary Agreement or any Liability; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege or other privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

                  (b) After the Distribution Date, each of Parent and the Company shall have access during regular business hours to the documents and objects of historic significance located in the other's records that relate to each party's respective business. Each of Parent and the Company may (i) obtain copies (but not originals) of documents for bona fide business purposes and (ii) may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes, provided that the parties shall cause any such objects to be returned promptly in the same condition in which they were delivered, the parties shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to the party providing the documents or objects. Nothing herein shall be deemed to restrict the access of any member of the Parent Group or the Company Group to any such documents or objects or to impose any liability on any member of the Parent Group or the Company Group if any such documents or objects are not maintained or preserved by the Parent or Company, as the case may be.

                  (c) After the date hereof, (i) the Company shall maintain in effect at its own cost and expense adequate systems and controls to the extent necessary to enable the members of the Parent Group to satisfy their respective reporting, accounting, audit and other obligations, and (ii) the Company shall provide, or cause to be provided, to Parent in such form as Parent shall request, at no charge to Parent, all financial and other data and information as Parent determines necessary or advisable in order to prepare Parent financial statements and reports or filings with any Governmental Authority.

                  (d) Parent's human resources department shall have access to the PeopleSoft Payroll System to review all history data for current and former Parent employees. Such access shall be continuously available until such time as an adequate extract of the data is provided to Parent's human resources department. The specifications of the extract are to be determined by Parent's human resources department and will be coordinated with the Company's and Parent's information technology departments.

         7.2 OWNERSHIP OF INFORMATION. Any Information owned by one Group that is provided to a requesting party pursuant to Section 7.1 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

         7.3 COMPENSATION FOR PROVIDING INFORMATION. The party requesting Information agrees to reimburse the other party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the parties, such costs shall be computed in accordance with the providing party's standard methodology and procedures.

         7.4 RECORD RETENTION. To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement after the Distribution Date, the parties agree to use their reasonable best efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with the policies of Parent as in effect on the Distribution Date. No party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other party may have the right to obtain pursuant to this Agreement prior to the third anniversary of the date hereof without first using its reasonable best efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such information prior to such destruction; provided, however, that in the case of any Information relating to Taxes or to Environmental Liabilities, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof).

         7.5 LIMITATION OF LIABILITY. Except as provided in Section 2.4(b), no party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate, in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed after reasonable best efforts by such party to comply with the provisions of Section 7.4.

         7.6 OTHER AGREEMENTS PROVIDING FOR EXCHANGE OF INFORMATION. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

         7.7      PRODUCTION OF WITNESSES; RECORDS; COOPERATION.

                  (a) After the Distribution Date, except in the case of an adversarial Action by one party against another party (which shall be governed by such discovery rules as may be applicable under Article VIII or otherwise), each party hereto shall use its reasonable best efforts to make available to the other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses (including allocated costs of in-house counsel and other personnel) in connection therewith.

                  (b) If an Indemnifying Party or Parent chooses to defend or to seek to compromise or settle any Third Party Action, or if any party chooses to prosecute or otherwise evaluate or to pursue any Contingent Gain, the other parties shall make available to such Indemnifying Party, Parent or such other party, as the case may be, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

                  (c) Without limiting the foregoing, the parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions, Contingent Liabilities and Contingent Gains.

                  (d) Without limiting any provision of this Section 7.7, each of the parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any intellectual property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

                  (e) The obligation of the parties to provide witnesses pursuant to this Section 7.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers and employees without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 7.7(a)).

                  (f)      In connection with any matter contemplated by this
Section 7.7, the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

         7.8      CONFIDENTIALITY.

                  (a) Subject to Section 8.7(c), each of Parent and the Company, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent's confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all Information concerning each such other Group that is either in its possession (including Information in its possession prior to the date hereof, or the Distribution Date) or furnished by any such other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such party or any member of such Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such party (or any member of such party's Group) which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential Information of the other party.

                  (b) Each party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 7.9. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each party will promptly either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

         7.9 PROTECTIVE ARRANGEMENTS. In the event that any party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any other party (or any member of any other party's Group) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of the other party in seeking any reasonable protective arrangements requested by such other party including, without limitation, injunctive or equitable relief. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.


                                  ARTICLE VIII
                         ARBITRATION; DISPUTE RESOLUTION

         8.1 AGREEMENT TO ARBITRATE; WAIVER OF JURY TRIAL. Except as specifically provided in any Ancillary Agreement, the procedures for negotiation and arbitration set forth in this Article VIII shall apply to all disputes, controversies or claims (a "Dispute")that relate to this Agreement or any Ancillary Agreement, or result from the transactions contemplated hereby or thereby or the commercial or economic relationship of the parties relating hereto or thereto, between or among any member of the Parent Group and the Company Group. Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article VIII shall be the exclusive remedy in connection with any Dispute relating to any of the foregoing matters, and hereby irrevocably waives any right to commence any Action before any Governmental Authority as well as any right to a jury trial for any action, except as expressly provided in Sections 8.7(b) and 8.8 and except to the extent provided under the Arbitration Act in the case of judicial review of arbitration results.

         8.2      ESCALATION.

                  (a) The parties intend to use their best efforts to resolve expeditiously any Dispute among them with respect to the matters covered hereby that may arise on a mutually acceptable basis. In furtherance of the foregoing, any party may deliver a notice (an "Escalation Notice") demanding an in person meeting involving senior level management representatives of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like official, of each party. Procedures for such negotiations between the parties may be established by the parties; provided, however, that the parties shall use their best efforts to meet within 30 days of the Escalation Notice.

                  (b) The parties may, by mutual consent, retain a mediator to aid the parties in their negotiations who will informally provide advice to the parties. Any opinion expressed by the mediator shall not bind the parties, nor shall it be admissible in any arbitration proceedings. Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own attorney's fees and its other costs and expenses.

         8.3      DEMAND FOR ARBITRATION.

                  (a) At any time after the first to occur of (i) the date of the meeting actually held pursuant to the applicable Escalation Notice or
(ii) 45 days after the delivery of an Escalation Notice, any party involved in the Dispute (regardless of whether such party delivered the Escalation Notice) may, unless the Applicable Deadline has occurred, make a written demand (the "Arbitration Demand Notice") that the Dispute be resolved by binding arbitration, which Arbitration Demand Notice shall be given to the parties in the manner set forth in Section 10.5. In the event that any party shall deliver an Arbitration Demand Notice to another party, such other party may itself deliver an Arbitration Demand Notice to such first party with respect to any related Dispute with respect to which the Applicable Deadline has not passed without the requirement of delivering an Escalation Notice. No party may assert that the failure to resolve any matter during any negotiations, the course of conduct during the negotiations or the failure to agree on mutually acceptable procedures for the meeting, in each case, as contemplated by this Article VIII, is a prerequisite to a demand for arbitration under this Section 8.3. In the event that any party delivers an Arbitration Demand Notice that is the subject of any then pending arbitration proceeding or of a previously delivered Arbitration Demand Notice, all such Disputes shall be resolved in the arbitration proceeding for which an Arbitration Demand Notice was first delivered unless the arbitrator in his or her sole discretion determines that it is impracticable or inadvisable to do so.

                  (b) Except as may be expressly provided in any Ancillary Agreement, no Arbitration Demand Notice may be given more than one year and 45 days after the later of the occurrence of the act giving rise to the underlying claim and the date on which such act was, or should have been, in the exercise of reasonable due diligence, discovered by the party asserting the claim (the "Applicable Deadline"). Any negotiations or mediations between the parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless the parties expressly agree in writing.

         8.4      ARBITRATORS.

                  (a) Within 15 days after an Arbitration Demand Notice is given, the parties involved in the Dispute referenced therein shall attempt to select a sole arbitrator satisfactory to all such parties.

                  (b) In the event that such parties are not able jointly to select a sole arbitrator within such 15-day period, each such party shall appoint an arbitrator within 30 days after delivery of the Arbitration Demand Notice. If one party appoints an arbitrator and the other party or parties fail to appoint an arbitrator within such time period, the arbitrator appointed by the one party shall be the sole arbitrator of the Dispute.

                  (c) In the event that a sole arbitrator is not selected pursuant to paragraph (a) or (b) above and, instead, two arbitrators are selected pursuant to paragraph (b) above, the two arbitrators will, within 30 days after the appointment of the later of them to be appointed, select an additional arbitrator who shall act as the sole arbitrator of the Dispute. In the event that the arbitrators so appointed do not, within 30 days after the appointment of the later of them to be appointed, agree on the selection of the sole arbitrator, any party involved in such Dispute may apply to the CPR to select the sole arbitrator, which shall make such selection within 30 days after such application. The arbitrator selected pursuant to this paragraph (c) shall have no business or other relationship with respect to any of the parties and the matter and shall be reasonably competent in the applicable Dispute.

                  (d)      The sole arbitrator selected pursuant to paragraph
(a), (b) or (c) above will set a time for the hearing of the Dispute which will commence no later than 90 days after the date of his or her appointment. The hearing will be no longer than 30 days (unless in the judgment of the arbitrator the matter is unusually complex and thereby requires a longer time, in which event such hearing shall be no longer than 90 days). The arbitrator must render a final decision to the parties not later than 60 days after the last hearing date, unless otherwise agreed by the parties in writing.

                  (e) The place for any arbitration hereunder will be Fort Lauderdale, Florida.

         8.5 HEARINGS. Within the time period specified in Section 8.4(d), the matter shall be presented to the arbitrator at a hearing by means of written submissions of memoranda and verified witness statements, filed simultaneously. Responses by the parties as well may be required by the arbitrator. If the arbitrator deems it to be essential to a fair resolution of the Dispute, live direct or cross examination may be permitted, but is not generally contemplated to be necessary. The arbitrator shall actively manage the arbitration with a view to achieving a speedy and cost-effective resolution of the Dispute. The arbitrator may, in his or her discretion, set limits on the presentation of each party's case, and refuse to receive any proffered evidence, which the arbitrator, in his or her discretion, finds to be cumulative, irrelevant or of low probative nature. Except as otherwise set forth herein, any arbitration hereunder will be conducted in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes then prevailing (except that the fee schedule of CPR will not apply). Except as expressly set forth in
Section 8.8(b), the decision of the arbitrator will be final and binding on the parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the parties. Arbitration awards will bear interest at an annual rate of the Prime Rate plus 2% per annum. To the extent that the provisions of this Agreement and the prevailing rules of the CPR conflict, the provisions of this Agreement shall govern.

         8.6      DISCOVERY AND CERTAIN OTHER MATTERS.

                  (a) Any party involved in the applicable Dispute may request limited document production from the other parties of relevant documents, with the reasonable expenses of the producing party paid by the requesting party. Any such discovery shall be conducted expeditiously and shall not cause the hearing provided for in Section 8.5 to be adjourned, except upon consent of all parties involved in the applicable Dispute or upon an extraordinary showing of cause demonstrating that such adjournment is necessary to permit discovery essential to a party to the proceeding. Depositions, interrogatories or other forms of discovery (other than the document production described above) shall not occur except by consent of the parties involved in the applicable Dispute. Disputes concerning the scope of document production requests will be determined by written agreement of the parties involved in the applicable Dispute or, failing such agreement, will be referred to the arbitrator. All discovery requests will be subject to the parties' rights to claim any applicable privilege. The arbitrator will adopt procedures to protect the proprietary rights of the parties and to maintain the confidentiality of the arbitration proceedings (to the extent permissible by law). Subject to the foregoing, the arbitrator shall have the power to issue subpoenas to compel the production of documents relevant to the Dispute.

                  (b) The arbitrator shall have the authority to determine issues of arbitrability but shall otherwise be limited to interpreting the applicable provisions of this Agreement or any Ancillary Agreement, and will have no authority to limit, expand, amend, modify, revoke or suspend any provision of this Agreement or any Ancillary Agreement. However, the arbitrator will have the authority to implement the provisions of this Agreement or any Ancillary Agreement, and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided that the arbitrator shall not have (i) any authority in excess of the authority a court having jurisdiction over the parties and the Dispute would have absent these arbitration provisions or (ii) any right to award punitive damages.

                  (c) If a party fails to appear at an arbitration hearing after due notice, the arbitrator may determine the Dispute upon evidence produced by the appearing party or parties, as the case may be.

                  (d) Arbitration costs will be borne equally by each party involved in the matter, except that each party will be responsible for its own attorney's fees and other costs and expenses, including the costs of witnesses selected by such party.

         8.7      CERTAIN ADDITIONAL MATTERS.

                  (a) Any arbitration award shall be limited to a holding for or against a party without findings as to facts, issues or conclusions of law and without a statement of the reasoning on which the award rests, but must be in adequate form so that a judgment of a court may be entered thereupon by any court having jurisdiction thereof.

                  (b) Prior to the time at which an arbitrator is appointed pursuant to Section 8.4, any party may seek a more temporary restraining order in a court of competent jurisdiction if necessary in order to preserve the status quo. Neither the request for, or grant or denial of, any such temporary restraining order shall be deemed a waiver of the obligation to arbitrate as set forth herein and the arbitrator may dissolve, continue or modify any such order.

                  (c) Except as required by law, the parties shall hold the existence, content and result of mediation or arbitration in confidence in accordance with the provisions of Article VII, except as may be required in order to enforce any award. Each party shall request that any mediator or arbitrator selected comply with such confidentiality requirement.

         8.8      LIMITED COURT ACTIONS.

                  (a) Notwithstanding anything herein to the contrary, in the event that any party reasonably determines the amount in controversy in any Dispute (or any series of related Disputes) under this Agreement or any Ancillary Agreement is, or is reasonably likely to be, in excess of $25 million and if such party desires to commence an Action in lieu of complying with the arbitration provisions of this Article, such party shall so state in its Arbitration Demand Notice or by notice given to the other parties within 20 days after receipt of an Arbitration Demand Notice with respect thereto. If the other parties to the arbitration do not agree that the amount in controversy in such Dispute (or such series of related Disputes) is, or is reasonably likely to be, in excess of $25 million, the arbitrator selected pursuant to Section 8.4 hereof shall decide whether the amount in controversy in such Dispute (or such series of related Disputes) is, or is reasonably likely to be, in excess of $25 million. There shall not be any discovery in connection with such issue. The arbitrator shall set a date that is no later than ten days after the date of his or her appointment for submissions by the parties with respect to such issue. The arbitrator shall render his or her decision on such issue within five days of such date so set by the arbitrator. In the event that the arbitrator determines that the amount in controversy in such Dispute (or such series of related Disputes) is or is reasonably likely to be in excess of $25 million, the provisions of Sections 8.4(d) and (e), 8.5, 8.6, 8.7 and 8.10 hereof shall not apply and on or before (but, except as expressly set forth in Section 8.8(b), not after) the tenth business day after the date of such decision, any party to the arbitration may elect, in lieu of arbitration, to commence an Action with respect to such Dispute (or such series of related Disputes) in any court of competent jurisdiction. If the arbitrator does not so determine, the provisions of this Article (including with respect to time periods) shall apply as if no determinations were sought or made pursuant to this Section 8.8(a).

                  (b) In the event that an arbitration award in excess of $25 million is issued in any arbitration proceeding commenced hereunder, either party may, within 60 days after the date of such award, submit the Dispute (or series of related Disputes) giving rise thereto to a court of competent jurisdiction, regardless of whether such party or any other party sought to commence an Action in lieu of proceeding with arbitration in accordance with
Section 8.8(a). In such event, the applicable court may elect to rely on the record developed in the arbitration or, if it determines that it would be advisable in connection with the matter, allow the parties to seek additional discovery or to present additional evidence. Each party shall be entitled to present arguments to the court with respect to whether any such additional discovery or evidence shall be permitted and with respect to all other matters relating to the applicable Dispute.

                  (c) No party shall raise as a defense the statute of limitations if the applicable Arbitration Demand Notice was delivered on or prior to the Applicable Deadline and, if applicable, if the matter is submitted to a court of competent jurisdiction within the 10-day period or 60-day period specified in Section 8.8(a) or Section 8.8(b), respectively.

         8.9 CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the parties will continue to honor all commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VIII with respect to matters not subject to such Dispute.

         8.10 LAW GOVERNING ARBITRATION PROCEDURES. The interpretation of the provisions of this Article VIII, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 10.2.


                                   ARTICLE IX
                   FURTHER ASSURANCES AND ADDITIONAL COVENANTS

         9.1      FURTHER ASSURANCES.

                  (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

                  (b) Without limiting the foregoing, prior to, on and after the Distribution Date, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Company Assets and the assignment and assumption of the Company Liabilities, the transfers of the Excluded Assets and the assignment and assumption of the Excluded Liabilities, and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title, free and clear of any Security Interest, to Company Assets or Excluded Assets, as the case may be, if and to the extent it is practicable to do so.

                  (c) On or prior to the Distribution Date, Parent and the Company in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions which are reasonably necessary or desirable to be taken by Parent or the Company, or any other Subsidiary of Parent or Company, as the case may be, to effectuate the transactions contemplated by this Agreement.

                  (d) Parent and the Company and each of the members of their respective Groups waive, and agree not to assert against any of the others, any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of the Company or any member of the Company Group, on the one hand, or of Parent, or any member of the Parent Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law or to any airport authority in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of any other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law or to any airport authority by the applicable transferor. To the extent any Liability to any Governmental Authority or any third Person arises out of any action or inaction described in clause (i) or
(ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability. The Company and each of the members of the Company Group waive, and agree not to assert against Parent or any member of the Parent Group any claim or demand for any liabilities or other claims relating to or arising out of the failure of Parent or any member of the Parent Group to obtain any approval from any airport authority of the assignment of any airport lease concession or any rights with respect thereto.

                  (e) Prior to the Distribution Date, if either party identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the parties will cooperate in determining whether there is a mutually acceptable arm's-length basis on which one of the parties will provide such service.


                                    ARTICLE X
                                  MISCELLANEOUS

         10.1     COUNTERPARTS; ENTIRE AGREEMENT; CORPORATE POWER.

                  (a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

                  (b) This Agreement and the Ancillary Agreements and the Exhibits, Schedules and Appendices hereto and thereto together contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to the subject matter herein or therein, and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

                  (c) Parent represents on behalf of itself and each other member of the Parent Group, and the Company represents on behalf of itself and each other member of the Company Group:

                           (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each other Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby; and

                           (ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement enforceable against such party in accordance with the terms thereof.

                  (d) Each party hereto acknowledges that it and each other party hereto is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature. Each party hereto expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such party to the same extent as if it were signed manually and agrees that at the reasonable request of any other party hereto at any time it will, as promptly as reasonably practicable, cause each such Ancillary Agreement to be manually executed, any such execution to be as of the date of the date thereof.

         10.2 GOVERNING LAW. Except as set forth in Section 8.10, this Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the laws of the State of Florida.

         10.3 ASSIGNABILITY. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.

         10.4 THIRD PARTY BENEFICIARIES. Except for the indemnification rights under this Agreement of any Parent Indemnitee or Company Indemnitee in their respective capacities as such, (i) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder, and (ii) there are no third party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

         10.5 NOTICES. All notices or other communications under this Agreement or any Ancillary Agreement shall be in writing and shall be deemed to be duly given when (i) delivered in person or (ii) deposited in the United States mail or private express mail, postage prepaid, addressed to the principal executive office of the other party to the attention of such party's chief executive officer with a copy to such party's general counsel. Any party may, by notice to the other party, change the address to which such notices are to be given.

         10.6 SEVERABILITY. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

         10.7 FORCE MAJEURE. No party shall be deemed in default of this Agreement or any Ancillary Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement or any Ancillary Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

         10.8 PUBLICITY. Prior to the Distribution, each of the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

         10.9 EXPENSES. Except as expressly set forth in this Agreement or in any Ancillary Agreement, whether or not the Distribution is consummated, all third party fees, costs and expenses paid or incurred by Parent in connection with the Separation and Distribution will be paid by Parent. Also, Parent will pay all the fees, costs and expenses associated with obtaining the IRS Letter Ruling. Furthermore, all third party fees, costs and expenses paid or incurred by Company in connection with the Separation and Distribution will be paid by Company. Also, Company will pay all the fees, costs and expenses associated with obtaining debt financing to operate as an independent company.

         10.10 HEADINGS. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

         10.11 SURVIVAL. Except as expressly set forth herein or in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive each of the Separation and the Distribution.

         10.12 WAIVERS OF DEFAULT. Waiver by any party of any default by the other party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

         10.13 SPECIFIC PERFORMANCE. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

         10.14    AMENDMENTS.

                  (a) No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

                  (b) Without limiting the foregoing, the parties anticipate that, prior to the Distribution Date, some or all of the Schedules to this Agreement may be amended or supplemented and, in such event, such amended or supplemented Schedules shall be attached hereto in lieu of the original Schedules.

         10.15 INTERPRETATION. As used herein, words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole, including all of the Schedules, Exhibits and Appendices hereto, and not to any particular provision of this Agreement. Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement unless otherwise specified. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. The word "or" shall not be exclusive.

                        (signatures appear on next page)

         IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

                                        AUTONATION, INC.


                                        By: /s/ Jon Ferrando
                                           -------------------------------------
                                            Name:  Jon Ferrando
                                                  ------------------------------
                                            Title: SVP
                                                  ------------------------------

                                        ANC RENTAL CORPORATION


                                        By: /s/ Howard Schwartz
                                           -------------------------------------
                                            Name:  Howard Schwartz
                                                  ------------------------------
                                            Title: SVP
                                                  ------------------------------

                                LIST OF SCHEDULES

Schedule 2.2(f)                Licenses or Leases

Schedule 2.2(g)                Interest Rate Swaps, Caps and Floors

Schedule 2.3(a)(iii)           Subsidiaries of the Company

Schedule 2.4(a)(i)             Certain Company Liabilities

Schedule 2.4(c)(i)(C)          Summer Fleet Over-Collateralization

Schedule 2.5(b)(ii)            Non-Terminated Agreements

Schedule 2.9(a)                Governmental Approvals and Consents

Schedule 5.2                   Certain Exclusive Contingent Liabilities